Exhibit 99.1
For Additional Information:
Navarre Investor Relations
763-535-8333
ir@navarre.com
NAVARRE CORPORATION REPORTS FINANCIAL RESULTS FOR
FIRST QUARTER OF FISCAL YEAR 2009
Company will host a conference call August 4, 2008 at 11:00a.m. ET
MINNEAPOLIS, MN — August 1, 2008 — Navarre Corporation (Nasdaq: NAVR), a publisher and distributor of physical and digital home entertainment and multimedia products, today reported its financial results for the first quarter of its fiscal year 2009, ended June 30, 2008.
Financial Results for Fiscal Year 2009 First Quarter
•	Net sales were $142.0 million, as compared to net sales of $137.0 million for the same period last year, an increase of $5.0 million or 3.7%.

•	Net income from continuing operations was $627,000, or $0.02 per diluted share, as compared to net income from continuing operations in the first quarter of fiscal year 2008 of $1.9 million, or $0.05 per diluted share. Included in net income from continuing operations during the first quarter of fiscal 2009, were tax adjusted charges totaling approximately $291,000, or $0.01 per diluted share, associated with the write off of debt acquisition costs in connection with the June 2008 pay off of the Company’s Term B debt facility.

•	Earnings before interest, taxes, depreciation, amortization and share-based compensation expense (EBITDA) from continuing operations was approximately $5.3 million, as compared to EBITDA from continuing operations of $7.3 million for the same quarter last year. See “Use of Non-GAAP Financial Information” below.

•	Debt, net of cash, on June 30, 2008 was $48.7 million, as compared to debt, net of cash, of $53.8 million on June 30, 2007.
Cary Deacon, Chief Executive Officer, commented, “We are pleased with our first quarter results and believe that we are on track to meet our targets for the full fiscal year. Although we anticipate that macro economic conditions will continue to be difficult during the foreseeable future, we feel that our products, brands and services provide a compelling value proposition to our customers, content providers and the consumer. I am excited about FUNimation’s prospects with their content additions that will solidify this fiscal year and provide strong growth impetus for next year. I am particularly pleased with BCI’s management and their commitment to significantly improving this division’s results for the year.”
Deacon continued, “The final implementation phase of our new enterprise resources planning system went live at the end of July. This system implementation has been a massive undertaking for our company and we are pleased to have it in place. As this system matures over the next few quarters, we anticipate that it will deliver greater efficiencies as well as additional opportunities to provide value added services to our customers and vendors.”

Business Segment Highlights
Publishing Segment
The publishing segment includes the results of the wholly-owned subsidiaries FUNimation, Encore and BCI. For the first quarter ended June 30, 2008, the publishing segment achieved net sales, before inter-company eliminations, of $27.4 million, a decrease of 7.4%, as compared to net sales of $29.6 million for the same period of the prior fiscal year. See “Use of Non-GAAP Financial Information” below.
Net sales for the quarter at FUNimation were strong and exceeded expectations. Although FUNimation’s net sales during the quarter were below the prior year, during the first quarter of the fiscal year 2008 FUNimation had released Afro Samurai, the best selling anime DVD of the 2007 calendar year. FUNimation’s recent acquisition of significant new content is anticipated to provide strong sales gains for the remainder of the fiscal year. New content acquisitions during the first quarter included over 30 titles whose rights were previously held by A.D. Vision, distribution rights to the Geneon Entertainment catalog, as well as the rights to the upcoming release of Afro Samurai: Resurrection.
BCI’s net sales for the quarter increased significantly compared to the same period of the prior fiscal year. During the quarter BCI largely eliminated its operating loss as compared to the prior year which resulted in year over year improvements to the publishing segment’s operating income.
Distribution Segment
The distribution segment distributes PC software, DVD video and video games. It should be noted that the results of operations related to the independent music distribution business, which was sold May 31, 2007, are now reflected in discontinued operations.
For the first quarter ended June 30, 2008, the distribution segment’s net sales, before inter-company eliminations, increased by 7.4% to $133.1 million, as compared to net sales of $123.9 million for the same period last year. See “Use of Non-GAAP Financial Information” below. The distribution segment saw strong net sales gains in lower margin productivity and utility software during the quarter, as well as good performance in DVD video and video games.
Costs related to the implementation of the final phase of the Company’s new ERP system are reflected in the distribution segment’s operating expenses. Those ERP implementation costs, together with the quarter’s net sales blend towards a greater amount of lower margin products, resulted in a reduction to the distribution segment’s operating profit compared to the prior year.
ERP Implementation Complete
The Company went live during the last week of July with the final phase (warehouse and transportation management) of its new Enterprise Resource Planning (ERP) system. This last phase of the ERP system implementation is now integrated with the Company’s financial reporting systems which operate on an SAP platform. Performance of this new system has continued to meet expectations and the Company is already benefiting from the enhanced business information available from this system.
Outlook
The Company reiterates its fiscal year 2009 guidance as follows:
•	Net sales are expected to range between $640 million and $670 million;

•	EBITDA is anticipated to range between $28 million and $31 million;

•	Net income from continuing operations is anticipated to be between $7 million and $9 million; and

•	Cash flow from operations is anticipated to again be positive for fiscal year 2009 results.
Conference Call
The Company will host a conference call at 11:00 a.m. ET, Monday, August 4, 2008, to discuss its fiscal year 2009 first quarter results. The conference call can be accessed by dialing (800) 573-4840, conference participant passcode “14887546”, ten minutes prior to the scheduled start time. In addition, this call will be simultaneously broadcast live over the internet and can be accessed in the “Investors” section of the Company’s web site located at www.navarre.com. Those wishing to access the call through the internet should go to the Company’s web site fifteen minutes prior to the start time to register and download any necessary software needed to listen to the call. A replay of the conference call will be available at the Company’s web site following the call’s completion.
Use of Non-GAAP Financial Information
In evaluating our financial performances and operating trends, management considers information concerning our net sales before inter-company eliminations and earnings before interest, taxes, depreciation and amortization that are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The Company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the Company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is attached to this release and can also be found on the Company’s web site at www.navarre.com.
About Navarre Corporation
Navarre® Corporation (Nasdaq: NAVR) is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, DVD video, video games and accessories. Navarre licenses and publishes home entertainment and multimedia content through its Encore, BCI, and FUNimation subsidiaries and has established distribution relationships with customers across a wide spectrum of retail channels. Navarre was founded in 1983 and is headquartered in New Hope, Minnesota. Additional information regarding Navarre can be found at www.navarre.com.
Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s revenues being derived from a small group of customers; pending investigation by the U.S. Securities and Exchange Commission (the “SEC”) or litigation may subject the Company to significant costs; the seasonal nature of the Company’s business; the potential for the Company to incur significant additional costs and to experience operational and logistical difficulties in connection with its implementation of a new ERP system;

Company’s dependence on significant vendors; uncertain growth in the publishing segment; the Company’s ability to meet significant working capital requirements related to distributing products; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K filings, as well as its other SEC filings and public disclosures.
Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

NAVARRE CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(Unaudited)
	Three Months Ended
	June 30,
	2008	2007
Net sales	$142,025	$137,022
Cost of sales (exclusive of depreciation and amortization)	119,899	113,039

Gross profit	22,126	23,983
Operating expenses:
Selling and marketing	5,715	6,915
Distribution and warehousing	2,884	2,712
General and administrative	8,453	7,480
Bad debt expense	—	55
Depreciation and amortization	2,321	2,218

Total operating expenses	19,373	19,380

Income from operations	2,753	4,603
Other income (expense):
Interest expense (1)	(1,615)	(1,674)
Interest income	15	68
Other income (expense), net	(98)	223

Income from continuing operations before tax	1,055	3,220
Income tax expense	(428)	(1,314)

Net income from continuing operations	627	1,906
Discontinued operations, net of tax
Gain on sale of discontinued operations	—	4,647
Loss from discontinued operations	—	(1,109)

Net income	$627	$5,444

Basic earnings per common share:
Continuing operations	$0.02	$0.05
Discontinued operations	$—	$0.10

Net income	$0.02	$0.15

Diluted earnings per common share:
Continuing operations	$0.02	$0.05
Discontinued operations	$—	$0.10

Net income	$0.02	$0.15

Weighted average shares outstanding:
Basic	36,186	35,985
Diluted	36,250	36,276

(1)	Fiscal year 2009 first quarter interest expense includes approximately $490,000 of a non-cash write off of debt acquisition costs.

NAVARRE CORPORATION
Consolidated Condensed Balance Sheet
(In thousands)

	(Unaudited)	(Unaudited)
	June 30,	June 30,	March 31,
	2008	2007	2008
Assets
Current assets:
Cash and cash equivalents	$—	$2,026	$4,445
Accounts receivables, net	88,528	70,271	76,806
Inventories	42,046	42,073	32,654
Assets of discontinued operations	—	10,211	—
Other	26,129	24,601	23,661

Total current assets	156,703	149,182	137,566
Property and equipment, net	18,525	16,018	17,181
Other assets	127,961	124,808	128,715

Total assets	$303,189	$290,008	$283,462

Liabilities and shareholders’ equity
Current liabilities:
Note payable — line of credit	$48,731	$43,003	$31,314
Note payable — short-term	—	150	150
Accounts payable	106,390	89,263	92,199
Liabilities of discontinued operations	—	2,905	—
Other	15,612	15,994	18,257

Total current liabilities	170,733	151,315	141,920
Long-term liabilities:
Note payable — long-term	—	12,707	9,594
Other	7,117	6,643	7,537

Total liabilities	177,850	170,665	159,051
Shareholders’ equity	125,339	119,343	124,411

Total liabilities and shareholders’ equity	$303,189	$290,008	$283,462

NAVARRE CORPORATION
Consolidated Condensed Statements of Cash Flows
(In thousands)

	(Unaudited)
	Three Months Ended
	June 30,
	2008	2007
Net cash (used in) provided by operating activities	$(9,947)	$500
Net cash used in investing activities	(1,029)	(7,140)
Net cash provided by financing activities	6,531	1,984

Net cash used in continuing operations	(4,445)	(4,656)
Net cash provided by discontinued operations	—	5,716

Net (decrease) increase in cash	(4,445)	1,060
Cash at beginning of period	4,445	966

Cash at end of period	$—	$2,026

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)
Reconciliation of Net Sales Before Inter-Company Eliminations to GAAP Net Sales and Business Segment Information

	Three Months Ended June 30,
	2008	%	2007	%
Net sales:
Publishing	$27,418	17.1%	$29,624	19.3%
Distribution	133,095	82.9%	123,889	80.7%

Net sales before inter-company eliminations	160,513		153,513
Inter-company eliminations	(18,488)		(16,491)

Net sales as reported	$142,025		$137,022

Income (loss) from continuing operations:
Publishing	$3,444		$3,030
Distribution	(691)		1,573

Consolidated income from continuing operations	$2,753		$4,603

Reconciliation of Net Income from Continuing Operations to EBITDA

	Three Months Ended
	June 30,
	2008	2007
Net income from continuing operations, as reported	$627	$1,906
Interest expense (income), net	1,600	1,606
Income tax expense	428	1,314
Depreciation and amortization	2,321	2,218
Share-based compensation	288	288

EBITDA	$5,264	$7,332